Exhibit 10.60

May 6, 2014

To:	Herbalife Ltd.
990 West 190th Street
Torrance, CA 90502
	Attn:	Richard Caloca

From	Merrill Lynch International,
Acting through its agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated
BofA Merrill Lynch Financial Centre
2 King Edward Street
London ECIA 1HQ

Re:	Issuer Forward Repurchase Transaction
(BofAML Reference Number: 148304270)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Merrill Lynch International (“Merrill Lynch”), acting through its agent Merrill Lynch, Pierce, Fenner and Smith Incorporated (“Agent”) and Herbalife Ltd. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation. This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between Merrill Lynch and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Merrill Lynch and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 6, 2014

Seller:	Merrill Lynch

Buyer:	Counterparty

Shares:	The common shares of Counterparty, par value USD 0.001 per share (Ticker Symbol: “HLF”)

Prepayment:	Applicable

Prepayment Amount:	As provided in Annex A to this Confirmation.

Prepayment Date:	The first Exchange Business Day following the Trade Date

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	Merrill Lynch. Following any determination, calculation or adjustment by the Calculation Agent hereunder, the Calculation Agent will, upon request, provide to Counterparty promptly following such request a report (in a commonly used file format for the storage and manipulation of financial data without disclosing Merrill Lynch’s proprietary models or other information that is proprietary or confidential) displaying in reasonable detail the basis for such determination or calculation, as the case may be.

Valuation Terms:

Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, and including, the Exchange Business Day immediately following the Trade Date and ending on, and including, the Final Averaging Date; provided that, June 2, 2014 shall not be included as an Averaging Date for purposes of calculating the Number of Shares to be Delivered under the Transaction.

Final Averaging Date:	The Scheduled Final Averaging Date; provided that Merrill Lynch shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date (an “Acceleration”), in whole or in part, to any date that is on or after the Scheduled Earliest Acceleration Date by written notice to Counterparty no later than 9:00 P.M., New York City time, on the Exchange Business Day immediately following the accelerated Final Averaging Date that would otherwise be included as an Averaging Date; provided, however, that Merrill Lynch may only elect to declare an Acceleration in part if the portion of the Transaction subject to the Acceleration is in an amount of at least USD 50,000,000 or such lesser amount that is the entirety of the remaining Prepayment Amount.

In the case of any Acceleration of the Final Averaging Date in part (a “Partial Acceleration”), Merrill Lynch shall specify in its written notice to Counterparty accelerating the Final Averaging Date the corresponding percentage of the Prepayment Amount that is subject to valuation on the related Valuation Date, and Calculation Agent shall adjust the terms of the Transaction as it deems appropriate, in a commercially reasonable manner, in order to take into account the occurrence of such Partial Acceleration (including cumulative adjustments to take into account all Partial Accelerations that occur during the term of the Transaction).

Scheduled Final Averaging Date:	As provided in Annex A to this Confirmation.

Scheduled Earliest Acceleration Date:	As provided in Annex A to this Confirmation.

Valuation Date:	The Final Averaging Date.

Averaging Date Disruption:	Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation

Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, take any or all of the following actions: (i) if the Calculation Agent determines that such Averaging Date is a Disrupted Date in full, postpone the Scheduled Final Averaging Date in accordance with Modified Postponement (as modified herein), in which case the VWAP Price for any such Disrupted Day shall not be included in the calculation of the Settlement Price and/or (ii) determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Price” below. In either case, the Calculation Agent shall notify Counterparty in writing of (A) the circumstances giving rise to such Disrupted Day and (B) any such weighting, extension or suspension as soon as reasonably practicable after the occurrence of such Disrupted Day. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. Section 6.6(a) of the Equity Definitions is hereby amended by replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (i) thereof, and Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.”

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Merrill Lynch, in its commercially reasonable discretion based on the advice of legal counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (provided that such requirements, policies or procedures relate to legal or regulatory issues and are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner) for Merrill Lynch to refrain from or decrease any market activity in connection with the Transaction. Merrill Lynch shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Settlement Terms:

Interim Share Delivery:	On each Interim Share Delivery Date, Merrill Lynch shall deliver to Counterparty the Interim Shares for such Interim Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Interim Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4, so long as no Event of Default, Potential Event of Default or Termination Event with respect to which Counterparty is the Defaulting Party or Affected Party, as the case may be, has occurred and is continuing.

Interim Share Delivery Dates:	As provided in Annex A to this Confirmation.

Interim Shares:	For any Interim Share Delivery Date, a number of Shares determined by Merrill Lynch in its sole discretion based on relevant market indicia, including the volume and liquidity of the Shares and such other market factors as Merrill Lynch deems relevant, to be a number of Shares that is intended to result in a positive Number of Shares to be Delivered.

Settlement Date:	The date that falls one Settlement Cycle following the Valuation Date, provided that if the Valuation Date is on or after June 26th, 2014, the Settlement Date shall be the later of (x) June 30, 2014 and (y) the Clearance System Business Day following the Valuation Date.

Settlement:	On the Settlement Date, Merrill Lynch shall deliver to Counterparty the Number of Shares to be Delivered.

Number of Shares to be Delivered:	A number of Shares equal to the greater of (A)(a) the Prepayment Amount divided by (b) (i) the Settlement Price minus (ii) the Discount; provided that the Number of Shares to be Delivered as so determined shall be reduced by the aggregate number of Shares delivered on each Interim Share Delivery Date; and (B) zero.

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates.

VWAP Price:	For any Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day, as reported on Bloomberg Screen “HLF.N <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Discount:	As provided in Annex A to this Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:	To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein to the extent relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:

Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that neither (i) the declaration or payment of Dividends nor (ii) any issuance of Shares in connection with any equity transactions or Compensatory Plan purchases contemplated by Section 6(e)(i),(ii) or (iii) hereto shall be a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to “Averaging Date Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such postponement.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Announcement Date”; provided however, that the Calculation Agent shall not make such adjustments to the terms of the Transaction that would result in the Number of Shares to be Delivered being less than zero. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	The occurrence of an Announcement Date in respect of a potential Acquisition Transaction (as defined in Section 9 below).

Announcement Date:	The date of the first public announcement in relation to an Acquisition Transaction, or any publicly announced change or amendment to the announcement giving rise to an Announcement Date.

Provisions applicable to Merger Events and Tender Offers:	The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Consequences of Announcement Events, without duplication of any such adjustment.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not be applicable.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Merrill Lynch

Determining Party:	For all Extraordinary Events, Merrill Lynch, provided that Determining Party shall provide Counterparty with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such determinations, but without disclosing Merrill Lynch’s proprietary models).

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	Account Details:

(a) Account for payments to Counterparty:	To be provided separately upon request

(b) Account for payments to Merrill Lynch:

Bank of America, N.A., New York, NY
SWIFT: BOFAUS3N
ABA: 026-009-593
Acct: 6550-4-60511
FAO: Merrill Lynch International Equity Derivatives, London (SWIFT: MLILGB2A)

4.	Offices:

(a)	The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b)	The Office of Merrill Lynch for the Transaction is: London

5.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Herbalife Ltd.

990 West 190th Street, Suite 650

Torrance, CA 90502

Attn:  Richard Caloca

With a copy to:

Herbalife Ltd.

800 Olympic Blvd

Suite 406

Los Angeles, CA 90015

Attn:  Jim Berklas

(b)	Address for notices or communications to Merrill Lynch:

Merrill Lynch International

BofA Merrill Lynch Financial Centre 2

King Edward Street

London EC1A 1HQ

With a copy to its Agent:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attn:  Peter Tucker

Telephone:  646-855-5821

Facsimile:  646-822-5633

6.	Additional Provisions Relating to Transactions in the Shares.

(a) Counterparty acknowledges and agrees that Merrill Lynch may, during the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below (the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by Merrill Lynch, the number of Shares purchased by Merrill Lynch on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of Merrill Lynch. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Merrill Lynch effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Merrill Lynch or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b) Counterparty agrees that neither Counterparty nor any of its Affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the Relevant Period unless Counterparty has provided written notice to Merrill Lynch of the same not later than the Exchange Business Day immediately preceding the first day of the relevant “restricted period” under Regulation M. Counterparty acknowledges that any such notice may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such notice or transaction must comply with the standards set forth in Section 6(a) above.

(c) Counterparty shall, at least one day prior to the first day of the Relevant Period, notify Merrill Lynch of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(d) During the Relevant Period, Counterparty shall (i) notify Merrill Lynch prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Merrill Lynch following any such announcement that such announcement has been made, and (iii) promptly deliver to Merrill Lynch following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Merrill Lynch of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a) above.

(e) Without the prior written consent of Merrill Lynch, Counterparty shall not, and shall cause its Affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period, except through Merrill Lynch or an affiliate thereof; provided that this Section 6(e) shall not (i) limit Counterparty’s ability, pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions; (ii) limit Counterparty’s ability to withhold Shares to cover exercise price and/or tax liabilities associated with such equity transactions; or (iii) limit

Counterparty’s ability to grant Shares and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such Shares or options, in connection with the Counterparty’s compensation policies for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty, and in connection with any such purchase Counterparty will be deemed to represent to Merrill Lynch that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18) (any such incentive or compensatory plan, program or policy of Counterparty, a “Compensatory Plan”); provided however that, any such equity transactions or Compensatory Plan purchases contemplated by this Section 6(e)(i),(ii) or (iii) shall not result in a net reduction of the Counterparty’s Shares outstanding. For the avoidance of doubt, any purchases made in connection with the forward share repurchase and capped call transactions described in the Counterparty’s Annual Report on Form 10-K filed on February 18, 2014, the forms of confirmation of which are filed as exhibits thereto, are not restricted by this Section 6(e).

7.	Representations, Warranties and Agreements.

(a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Merrill Lynch as follows:

(i) As of the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 10(a) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Merrill Lynch is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv) On or prior to the Trade Date, Counterparty shall deliver to Merrill Lynch a resolution of Counterparty’s board of directors authorizing Share repurchases to be effected through open market purchases, unsolicited or solicited privately negotiated transactions and such other certificate or certificates as Merrill Lynch shall reasonably request. Counterparty has agreed to prepare a press release announcing this Transaction.

(v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) On the Trade Date, the Prepayment Date, each Interim Share Delivery Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.

(viii) No California, local or Cayman Islands law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Merrill Lynch or its affiliates owning or holding (however defined) Shares in connection with hedging its obligations pursuant to the Transaction.

(ix) Counterparty understands no obligations of Merrill Lynch to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Merrill Lynch or any governmental agency.

(b) Each of Merrill Lynch and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Merrill Lynch that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that each of Merrill Lynch and Agent is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Merrill Lynch and Agent are entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8.	Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a) During the Relevant Period, Merrill Lynch and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b) Merrill Lynch and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c) Merrill Lynch shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price as long as it complies with the requirements of Rule 10b5-1 of the Exchange Act; and

(d) Any market activities of Merrill Lynch and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

9.	Special Provisions regarding Transaction Announcements.

(a) If a Transaction Announcement occurs on or prior to the Settlement Date, then Calculation Agent shall make such adjustment to the Settlement Price and the Discount (including reducing the Discount to zero, but not including making such amount a negative number) as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of the Transaction Announcement. If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement.

(b) “Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty, its board of directors or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that the Calculation Agent determines is reasonably likely to result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in clause (iv) of this definition of Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or its subsidiaries that exceeds 25% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty and (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.	Other Provisions.

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Merrill Lynch would owe Counterparty any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Merrill Lynch to satisfy any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Merrill Lynch, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Merrill Lynch to satisfy such Payment Obligation by the Share Termination Alternative in whole, Merrill Lynch shall have the right, in its sole discretion, to elect to satisfy any portion of such Payment Obligation that Counterparty has not so elected by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Merrill Lynch shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”):

Share Termination Alternative:	Applicable and means that Merrill Lynch shall deliver to Counterparty the Share Termination Delivery Property on the date on which such Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b) Equity Rights. Merrill Lynch acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(c) Reserved.

(d) Staggered Settlement. Merrill Lynch may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Merrill Lynch will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Merrill Lynch will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Merrill Lynch would otherwise be required to deliver on such Nominal Settlement Date.

(e) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(f) Transfer and Assignment. Merrill Lynch may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its affiliates or (ii) any entities sponsored or organized by, or on behalf of or for the benefit of, Merrill Lynch; provided, however, that in each case the obligations of any such transferee or assignee hereunder and under the Agreement shall be guaranteed by Bank of America Corporation, or such transferee or assignee shall have a credit rating at least equivalent to that of Merrill Lynch, and that Counterparty will not, as a result of any such transfer or assignment, be required under the Agreement or this Confirmation to (x) pay to the transferee or assignee an amount greater than the amount that it would have been required to pay to Merrill Lynch in the absence of such transfer or assignment or (y) receive from the transferee or assignee an amount less than the amount that Counterparty would have received from Merrill Lynch in the absence of such transfer or assignment, in each case based on the circumstances in effect on the date of such transfer. At any time at which any Excess Ownership Position or a Hedging Disruption exists, if Merrill Lynch, in its commercially reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Merrill Lynch such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Merrill Lynch may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Merrill Lynch so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 10(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0%, (ii) Merrill Lynch or any “affiliate” or “associate” of Merrill Lynch would own in excess of 13% of the outstanding Shares or (iii) Merrill Lynch, Merrill Lynch Group (as defined below) or any person whose ownership position would be aggregated with that of Merrill Lynch or Merrill Lynch Group (Merrill Lynch, Merrill Lynch Group or any such person, a “Merrill Lynch Person”) under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Merrill Lynch Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Merrill Lynch and any of its affiliates or any other person subject to aggregation with Merrill Lynch, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Merrill Lynch is or may be deemed to be a part (Merrill Lynch and any such affiliates, persons and groups, collectively, “Merrill Lynch Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

(g) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Merrill Lynch and Counterparty, any Shares (the “Hedge Shares”) acquired by Merrill Lynch for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Merrill Lynch without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Merrill Lynch to sell the Hedge Shares in a registered offering, make available to Merrill Lynch an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Merrill Lynch, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Merrill Lynch, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Merrill Lynch a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that, Merrill Lynch shall notify Counterparty of its judgment referred to above in this Section 10(g) on or prior to the Settlement Date; provided further that, if Merrill Lynch, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 10(g) shall apply at the election of Counterparty; (ii) in order to allow Merrill Lynch to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Merrill Lynch, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Merrill Lynch, due diligence rights (for Merrill Lynch or any designated buyer of the Hedge Shares from Merrill Lynch), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Merrill Lynch (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Merrill Lynch for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Merrill Lynch at the Volume Weighted Average Price on such Exchange Business Days, and in the amounts, requested by Merrill Lynch. “Volume Weighted Average Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Screen HLF.N <Equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(h) Additional Termination Event. It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Merrill Lynch shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if At any time during the Relevant Period, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as provided in Annex A to this Confirmation).

(i) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “an economic effect on the relevant Transaction”;

(ii) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “(c) If ‘Calculation Agent Adjustment’ is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:” and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “economic effect on the relevant Transaction”; and

(iv) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Merrill Lynch’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”.

(j) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(k) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(l) Designation by Merrill Lynch. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Merrill Lynch to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Merrill Lynch (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(m) Termination Currency. The Termination Currency shall be USD.

(n) Matters Relating to Agent. In connection with the Transaction confirmed hereby, the Agent, a broker-dealer registered under the Exchange Act, will be responsible for: (a) effecting the Transaction (though the Agent shall not be responsible for negotiating the terms of the Transaction), (b) issuing all required confirmations and statements to Counterparty relating to the Transaction, (c) as between Merrill Lynch and the Agent, extending or arranging for the extension of any credit to Counterparty in connection with the Transaction, (d) maintaining required books and records relating to the Transaction, (e) complying, to the extent applicable, with Rule 15c3-1 under the Exchange Act and (f) unless otherwise permitted under applicable law or applicable interpretations thereof, receiving, delivering and safeguarding funds and securities in compliance with Rule 15c3-3 under the Exchange Act.

The Agent is acting hereunder solely in its capacity as agent (and not as principal or guarantor) in connection with the Transaction entered into between Counterparty and Merrill Lynch, pursuant to instructions received from Counterparty and Merrill Lynch, and shall have no responsibility or liability to Counterparty or Merrill Lynch arising from any failure by either of them to pay or perform any obligation hereunder. Each of Counterparty and Merrill Lynch acknowledges the foregoing and agrees that it will proceed solely against the other to collect or recover any funds or securities owing to it in connection with or arising from the Transaction. The Agent shall not be deemed to have endorsed or guaranteed the Transaction confirmed hereby and shall have no responsibility or liability to either Counterparty or Merrill Lynch except for gross negligence or willful misconduct in the performance of its duties as agent.

Merrill Lynch is regulated by the Financial Services Authority and is a member of the London Stock Exchange, the Irish Stock Exchange, Virt-x and ISMA. Merrill Lynch has entered into the Transaction as principal. The time of the Transaction shall be notified to Counterparty upon request.

(o) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND MERRILL LYNCH HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF MERRILL LYNCH OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(p) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(q) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(r) Tax Matters

(i)	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)	HIRE Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii)	Tax documentation. Counterparty shall provide to Merrill Lynch a valid U.S. Internal Revenue Service Form W-9, or if applicable, Form W-8 or W-8 BEN, or any successor(s) thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Additionally, Counterparty shall, promptly upon request by Merrill Lynch, provide such other tax forms and documents reasonably requested by Merrill Lynch.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by mail or facsimile transmission to the address for Notices indicated above.

Yours sincerely,

MERRILL LYNCH INTERNATIONAL

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, solely in its capacity as Agent

By:
Name:
Title:

Confirmed as of the date first above written:

HERBALIFE LTD.

By:

Name:	John DeSimone
Title:	Chief Financial Officer

ANNEX A

Prepayment Amount:	USD 266,000,000

Scheduled Final Averaging Date:	June 27, 2014 (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Scheduled Earliest Acceleration Date:	May 16, 2014 (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Discount:	An amount in USD equal to the product of (i) the “official closing price” of the Shares on the Trade Date and (ii) 2.26%.

Threshold Price:	USD 38.00

Interim Share Delivery Dates:	Each of the Clearance System Business Days specified below (or if such date is not a Clearance System Business Day, the next following Clearance System Business Day), occurring prior to the Settlement Date or earlier date of termination or cancellation of the Transaction, plus any other Clearance System Business Day determined by Merrill Lynch in its sole discretion to be an Interim Share Delivery Date based on any relevant legal, regulatory or self-regulatory requirements or related policies and procedures.

May 12, 2014

May 19, 2014

May 27, 2014

June 2, 2014

June 9, 2014

June 16, 2014

June 23, 2014

June 30, 2014